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Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contact:	Investors:
Stephen C. Forsyth (203) 969-0666 ext. 425 stephen.forsyth@hexcel.com
Media: Michael Bacal (203) 969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL CORPORATION ANNOUNCES PRICING OF SECONDARY OFFERING OF
SHARES BY INVESTORS PURSUANT TO REGISTRATION RIGHTS

        STAMFORD, CT, August 3, 2005—Hexcel Corporation (NYSE/PCX: HXL) today announced that the offering price for the secondary offering of 14.5 million shares of Hexcel's common stock has been set at $18 per share. An additional 2.175 million shares may be sold if the underwriters exercise their over-allotment option in full within the next thirty days. All of the shares are offered pursuant to a registration statement declared effective by the Securities and Exchange Commission. Hexcel is not selling any shares in the offering, and therefore the total number of diluted common shares outstanding, which includes common stock issuable upon the conversion of preferred stock, will not change as a result of the offering.

        Approximately 8.1 million shares are being offered by affiliates of The Goldman Sachs Group, Inc., which will own approximately 15.5% of the total voting power of Hexcel after the consummation of the offering. Approximately 6.4 million shares, and any shares sold pursuant to the underwriters' over-allotment option, are being offered by affiliates of Berkshire Partners LLC and Greenbriar Equity Group LLC, which together will own approximately 12.7% of Hexcel's total voting power after the consummation of the offering assuming no exercise of the underwriters' over-allotment option. Under the terms of the selling shareholders' agreements with Hexcel, two directors designated by the selling shareholders will resign from the board of directors and be replaced by directors not affiliated with the selling shareholders.

        The joint book-running managers for the offering are Goldman, Sachs & Co. and Credit Suisse First Boston LLC. Deutsche Bank Securities Inc. is lead manager and Bear, Stearns & Co. Inc., Jefferies Quarterdeck, a division of Jefferies & Company, Inc., Ryan Beck & Co., Inc. and Wedbush Morgan Securities Inc. are co-managers in the offering.

        This press release is neither an offer to sell nor the solicitation of an offer to buy the common stock, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful. Any offers of the common stock will be made only by means of a prospectus, copies of which may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 (Tel: 212-902-1000) or Credit Suisse First Boston LLC, One Madison Avenue, New York, NY 10010 (Tel: 212-325-2580).

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  Exhibit 99.2
HEXCEL CORPORATION ANNOUNCES PRICING OF SECONDARY OFFERING OF SHARES BY INVESTORS PURSUANT TO REGISTRATION RIGHTS